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                         February 1, 2024

       Bryan DeBoer
       Chief Executive Officer
       Lithia Motors Inc.
       150 N. Bartlett Street
       Medford, Oregon 97501

                                                        Re: Lithia Motors Inc
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 8, 2023
                                                            File No. 001-14733

       Dear Bryan DeBoer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program